AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Richard J. DePiano Chairman and CEO	Joseph Calabrese 212/827-3772

610/688-6830

FOR IMMEDIATE RELEASE

ESCALON® ANNOUNCES COURT
DECISIONS AND CURRENT STATUS
IN INTRALASE LITIGATION

Wayne, PA – May 16, 2005 – Escalon Medical Corp. (Nasdaq Small Cap: ESMC) today filed a complaint against IntraLase Corp. (Nasdaq: ILSE) in the Court of Chancery of the State of Delaware for breach of contract and breach of fiduciary duty arising out of IntraLase’s bad faith conduct under, and multiple breaches of, a License Agreement for laser technology. Under the License Agreement, Escalon Medical granted IntraLase the exclusive right to use Escalon Medical’s patented and non-patented technology in exchange for, among other things, royalty payments based on a percentage of net sales. Escalon Medical seeks declaratory relief, specified damages, and specific performance of its rights under the license agreement, including its express right under the agreement to have independent certified accountants audit the books and records of IntraLase to verify and compute payments due Escalon Medical.

Escalon Medical also announced that on May 6, 2005 the United States District Court for the Central District of California, Southern District entered judgment in prior litigation between IntraLase and Escalon Medical wherein IntraLase asked the court to validate its interpretation of certain terms of the License Agreement relating to the amount of royalties owed to Escalon Medical. The Court did not agree with IntraLase’s interpretation of certain terms and declared that, under the terms of the License Agreement, IntraLase must pay Escalon Medical royalties on revenue from maintenance contracts and one-year warranties. Further, the Court rejected IntraLase’s argument that it is entitled to deduct the value of non-patented components of its ophthalmic products, which it sells as an integrated unit, from the royalties due Escalon Medical. Non-patented components of the products include computer monitors, joysticks, keyboards, universal power supplies, microscope assemblies, installation kits and syringes. In addition, the Court rejected IntraLase’s assertion that account receivables are not “consideration received” under the License Agreement and expressly ruled that IntraLase must pay Escalon Medical royalties on IntraLase’s account receivables.” The Court agreed, however, with IntraLase’s position that IntraLase is not required to pay royalties on research grants. The Court also held that IntraLase must give Escalon Medical an accounting of third-party royalties.

Further, the Court agreed with Escalon Medical in finding that royalties are “monies” and default in the payment of royalties must be remedied within 15 days of written notice of the default. The Court rejected IntraLase’s position concerning the effective date of the License Agreement, as amended and restated, holding that the effective date of such Agreement was dated October 17, 2000.

In October 1997, Escalon Medical licensed its intellectual laser properties to IntraLase in exchange for an equity interest in IntraLase as well as royalties on future product sales. The shares of common stock were restricted for sale until April 4, 2005 and, according to a Fourth Amended Registration Right Agreement between Escalon Medical and IntraLase, are now able to be sold.

Escalon Medical is record holder of the common stock of IntraLase. On April 22, 2005 Escalon Medical made a formal written demand to inspect certain of IntraLase’s books and records pursuant to § 220 of the Delaware General Corporation Law (“DGCL”). IntraLase rejected Escalon Medical’s demand.

Founded in 1987, Escalon develops, markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Drew, which operates as a separate division, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Company’s distribution capabilities. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York, New Berlin, Wisconsin, Dallas, Texas, Oxford, Connecticut and Barrow-in-Furness, U.K.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. They are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to improve upon the operations of the Company’s business units, including Drew, generate cash and identify, finance, integrate operations of Drew and enter into business relationships and acquisitions, uncertainties and risks related to new product development, commercialization, manufacturing and market acceptance of new products, marketing acceptance of existing products in new markets, the continuity of royalty revenue, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by the Company or third parties, introduction of competitive products, third party reimbursement and physician training as well as general economic conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.